EXHIBIT 4.1

(Exhibit 1A-4 to Form 1-A)

SUBSCRIPTION AGREEMENT

POWER ULTRA INC.
a Delaware corporation

10,000,000 Shares of Common Stock
Offering Price: $0.10 per Share
Minimum Investment: $1,000.00
Maximum Offering Amount: $1,000,000.00

Offered pursuant to Regulation A (Tier 2) under the Securities Act of 1933, as amended, on a best efforts basis. There is no minimum offering amount and no escrow. Subscription funds are paid directly to the Company and are available for immediate use by the Company upon acceptance of a subscription.

SUBSCRIPTION INSTRUCTIONS

To subscribe for shares of common stock, par value $0.0001 per share (the "Shares"), of Power Ultra Inc., a Delaware corporation (the "Company"), a subscriber must: (a) complete and execute this Subscription Agreement in its entirety, including the Investor Information and Investor Qualification sections below; and (b) deliver the full purchase price to the Company by check, wire transfer, credit or debit card, or ACH transfer.

Checks shall be made payable to "Power Ultra Inc." and delivered, together with the executed Subscription Agreement, to:

Simon ZHAO
Power Ultra Inc.
8 The Green, Suite B, Dover, Kent County, Delaware 19901
Telephone: (302) 288-0670

Execution and delivery of this Subscription Agreement, together with the subscription funds, constitutes a binding offer to purchase the number of Shares specified below. The Company may accept or reject this subscription, in whole or in part, in its sole and absolute discretion, for any reason or for no reason. No subscription is binding on the Company until accepted by the Company in writing or by electronic notification.

INVESTOR INFORMATION

Name of Investor (individual or entity):

If an entity, type of entity and jurisdiction of organization:

Name and title of authorized signatory (if an entity):

Residence or principal place of business address:

City, State / Province, Postal Code, Country:

Mailing address (if different):

Telephone:

Email address:

Social Security Number or Taxpayer Identification Number:

Country of citizenship (individuals) or of organization (entities):

Form of ownership (individual, joint tenants, tenants in common, trust, IRA, entity):

SUBSCRIPTION AMOUNT

Number of Shares subscribed for:

Purchase price per Share: $0.10 (fixed)

Total subscription amount (Shares × $0.10): $

Method of payment (check, wire, credit card, debit card or ACH):

The minimum subscription amount is $1,000.00 per investor. The Company reserves the unqualified discretionary right to accept a subscription in an amount less than the minimum subscription amount. The Company will not accept subscriptions in the aggregate exceeding $1,000,000.00.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this "Agreement") is entered into by and between Power Ultra Inc., a Delaware corporation (the "Company"), and the undersigned subscriber identified above (the "Investor"), in connection with the offering by the Company of up to 10,000,000 Shares at a purchase price of $0.10 per Share pursuant to Regulation A under the Securities Act of 1933, as amended (the "Securities Act"), as described in the Company's Offering Circular forming part of the Company's offering statement on Form 1-A (as qualified by the U.S. Securities and Exchange Commission (the "Commission") and as supplemented or amended from time to time, the "Offering Circular").

1. SUBSCRIPTION

1.1  Subscription.  Subject to the terms and conditions of this Agreement, the Investor hereby irrevocably subscribes for and agrees to purchase the number of Shares set forth in the Subscription Amount section above, at a purchase price of $0.10 per Share, for the aggregate subscription amount set forth therein (the "Subscription Amount").

1.2  Minimum Investment.  The minimum subscription is $1,000.00 per investor. The Company reserves the unqualified discretionary right to accept subscriptions below the minimum subscription amount in its sole discretion.

1.3  Best Efforts Offering; No Minimum; No Escrow.  The Shares are offered by the Company on a "best efforts" basis. There is no minimum number of Shares that must be sold and no minimum aggregate offering amount that must be raised in order for the Company to conduct a closing. No escrow agent has been engaged and no escrow account has been established. All subscription funds are delivered directly to the Company and, upon acceptance of a subscription, are available for immediate use by the Company in its operations in the manner described under "Use of Proceeds to Issuer" in the Offering Circular. The Investor is not entitled to interest on any subscription funds.

1.4  Irrevocability.  The Investor's subscription constitutes a binding offer to purchase the Shares and an agreement to hold such offer open until the earlier of (a) acceptance or rejection of the subscription by the Company, or (b) the termination of the offering. The Investor may not withdraw, revoke, cancel or terminate this subscription, in whole or in part, except as required by applicable law.

1.5  Payment.  Payment of the Subscription Amount shall be made concurrently with delivery of this Agreement, in immediately available funds, by check made payable to "Power Ultra Inc.," or by wire transfer, credit card, debit card or ACH transfer, in each case in accordance with the instructions provided by the Company. Funds delivered by check or ACH shall be deemed received only when such funds have cleared the banking system and are available to the Company.

2. ACCEPTANCE BY THE COMPANY; CLOSING

2.1  Right to Accept or Reject.  The Company reserves the unqualified discretionary right to accept or reject this subscription, in whole or in part, for any reason or for no reason, including if the Company determines in its sole and absolute discretion that the Investor is not a "qualified purchaser" for purposes of Regulation A. This Agreement shall have no force or effect unless and until accepted by the Company.

2.2  Effectiveness of Acceptance.  Acceptance of a subscription shall be effective when an authorized representative of the Company issues to the Investor written or electronic notification that the subscription has been accepted. Upon acceptance, this Agreement shall constitute a binding agreement between the Company and the Investor.

2.3  Rejected Subscriptions.  If the Company rejects this subscription in whole or in part, the Company shall return to the Investor the subscription funds corresponding to the rejected portion, without interest and without deduction, within ten (10) days after such rejection.

2.4  Closings.  The Company will conduct one or more closings on a rolling basis as subscriptions are accepted and funds are received. Upon each closing, the Company shall issue the Shares purchased and shall record the Investor as the owner of such Shares on the books and records of the Company. The Shares may be issued in uncertificated form. The Company has not engaged a transfer agent or registrar for the Shares.

2.5  Offering Period.  The offering commenced upon qualification of the offering statement by the Commission and will terminate upon the earliest of (a) the date on which all Shares offered are sold, (b) the close of business on the 365th day following the date of qualification by the Commission, or (c) the date on which the Company, in its sole discretion, withdraws or terminates the offering. The Company may extend the offering beyond the 365-day period in its absolute discretion, in accordance with Regulation A.

3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents, warrants and covenants to the Company, as of the date hereof and as of the date of acceptance of this subscription, as follows:

3.1  Receipt and Review of the Offering Circular.  The Investor has received, read and understands the Offering Circular, including the sections captioned "Risk Factors," "Plan of Distribution," "Use of Proceeds to Issuer" and "Securities Being Offered," and has had the opportunity to obtain any additional information necessary to verify the information contained therein. The Investor is relying solely on the Offering Circular and on the Investor's own examination of the Company and the terms of the offering in making an investment decision.

3.2  No Other Representations.  No person has made any representation or warranty to the Investor concerning the Company, the Shares or the offering other than as set forth in the Offering Circular and in this Agreement, and the Investor is not relying on any such other representation or warranty. The Investor understands that the Company has not authorized any person to provide information different from that contained in the Offering Circular.

3.3  Investment Intent.  The Investor is purchasing the Shares for the Investor's own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution in violation of applicable securities laws. The Investor is not acting as an agent, representative, intermediary or nominee for any other person, except as disclosed in writing to and accepted by the Company.

3.4  Sophistication.  The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating, without outside assistance, the merits and risks of an investment in the Shares, or the Investor together with the Investor's purchaser representative has such knowledge and experience that they are together capable of evaluating the merits and risks of such investment.

3.5  Independent Investigation.  The Investor has conducted such independent investigation of the Company, its business, financial condition, management and prospects as the Investor deems necessary or appropriate, and has had the opportunity to ask questions of, and receive answers from, the Company concerning the Company and the terms and conditions of the offering. The Investor has consulted with the Investor's own legal, tax, accounting and financial advisors to the extent the Investor deems necessary, and is not relying on the Company or any of its officers, directors, employees, agents or counsel for legal, tax, accounting, financial or investment advice.

3.6  Risk of Loss.  The Investor understands that an investment in the Shares is speculative and involves a high degree of risk, that the Investor may lose the entire amount of the Investor's investment, and that the Investor has adequate means of providing for the Investor's current needs and personal contingencies and is able to bear the economic risk of a complete loss of this investment.

3.7  No Public Market; No Assurance of Listing.  The Investor understands that there is currently no established public trading market for the Shares, that the Shares are not listed on any securities exchange, that the Company intends but is not obligated to seek quotation of its common stock on the OTC Markets OTCQB tier, and that no assurance can be given that any market for the Shares will develop or be sustained.

3.8  No Governmental Approval.  The Investor understands that neither the Commission nor any state securities commission or other regulatory authority has approved or disapproved of the Shares, passed upon the merits of or given approval to the offering, or determined the accuracy or adequacy of the Offering Circular, and that any representation to the contrary is a criminal offense.

3.9  Authority; Enforceability.  The Investor has full power and authority to execute, deliver and perform this Agreement and to purchase the Shares. If the Investor is an entity, the Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action. This Agreement, when accepted by the Company, will constitute the valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

3.10  Foreign Investors.  If the Investor is not a resident of the United States, the Investor represents that the Investor has fully observed the laws of the relevant jurisdiction outside the United States in connection with the purchase of the Shares, including obtaining any required governmental or other consents and observing any other required legal or other formalities. The Investor acknowledges that the Company reserves the right to deny the purchase of Shares by any foreign purchaser.

3.11  Accuracy of Information.  All information the Investor has provided in this Agreement, including the Investor Information and the Investor Qualification sections, is true, correct and complete as of the date hereof. The Investor shall promptly notify the Company in writing if any such information ceases to be true, correct and complete at any time prior to acceptance of this subscription.

4. INVESTOR QUALIFICATION; RULE 251(D)(2) INVESTMENT LIMITATION

4.1  Qualified Purchaser Status.  The Investor represents that the Investor is a "qualified purchaser" as that term is defined in Regulation A, being either (a) an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act, or (b) a person whose investment in the Shares does not exceed the limitation set forth in Section 4.2 below.

4.2  Rule 251(d)(2) Investment Limitation.  If the Investor is not an accredited investor, the Investor represents that the aggregate purchase price paid by the Investor for the Shares does not exceed: (a) in the case of a natural person, ten percent (10%) of the greater of the Investor's annual income or net worth, excluding the value of the Investor's primary residence, as such terms are calculated under Rule 501 of Regulation D; or (b) in the case of a person that is not a natural person, ten percent (10%) of the greater of the Investor's annual revenue or net assets at the Investor's most recent fiscal year end. This limitation is imposed by Rule 251(d)(2)(i)(C) of Regulation A.

4.3  Fiduciary Accounts.  In the case of a subscription made through a fiduciary account, including a Keogh Plan, individual retirement account or qualified pension or profit sharing plan or trust, the representations set forth in this Section 4 are made by, and the applicable suitability standards must be satisfied by, the fiduciary account, the beneficiary of the fiduciary account, or the donor who directly or indirectly supplies the funds for the purchase of the Shares.

4.4  Transferees.  The Investor acknowledges that any transferee of the Shares will be required to satisfy the same investor suitability standards set forth in this Section 4 and in the Offering Circular.

4.5  State Standards.  The Investor acknowledges that investor suitability standards in certain states may be higher than those described in the Offering Circular, that these standards represent minimum suitability requirements, and that satisfaction of such standards does not mean that an investment in the Company is suitable for the Investor.

The Investor must check one of the following:

[ ] The Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

[ ] The Investor is not an accredited investor, and the aggregate purchase price paid by the Investor for the Shares does not exceed the ten percent (10%) limitation described in Section 4.2 above.

5. ANTI-MONEY LAUNDERING AND OFAC REPRESENTATIONS

5.1  OFAC.  The Investor represents and warrants that the Investor is not, and is not acting as an agent, representative, intermediary or nominee for, a person identified on the list of "specially designated nationals" or "blocked persons" maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"), or on any other list of prohibited or restricted persons maintained by OFAC or any other U.S. governmental authority.

5.2  Sanctioned Countries.  The Investor is not (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country, or (c) a person residing in a Sanctioned Country, in each case to the extent subject to a sanctions program administered by OFAC. The Investor does not have more than fifteen percent (15%) of its assets in Sanctioned Countries and does not derive more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries. "Sanctioned Country" means a country subject to a sanctions program identified on the list maintained by OFAC.

5.3  Anti-Money Laundering Compliance.  The Investor has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering, including (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and (b) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), dated September 23, 2001.

5.4  Source of Funds.  The funds tendered by the Investor for the purchase of the Shares are not derived from, and do not otherwise represent the proceeds of, any activity that is unlawful under the laws of the United States or of any other applicable jurisdiction.

5.5  Verification and Reporting.  The Investor acknowledges that the Company may be required to collect information and documentation to verify the Investor's identity and source of funds, and agrees to provide such information and documentation promptly upon request. The Investor acknowledges that the Company may be required to report information regarding the Investor to governmental authorities, and that the Company may reject this subscription or, to the extent permitted by applicable law, take other action if the Company determines that any representation in this Section 5 is or becomes untrue.

6. INDEMNIFICATION

6.1  Indemnification by the Investor.  The Investor shall indemnify and hold harmless the Company and its officers, directors, employees, agents and counsel from and against any and all loss, damage, liability, cost and expense (including reasonable attorneys' fees) arising out of or based upon any breach of any representation, warranty, covenant or agreement made by the Investor in this Agreement. The representations, warranties, covenants and agreements of the Investor set forth in this Agreement shall survive the acceptance of this subscription and the issuance of the Shares.

7. ELECTRONIC SIGNATURES AND DELIVERY

7.1  Electronic Execution.  This Agreement may be executed and delivered by electronic signature, including by means of an electronic signature platform, portable document format (PDF) or other electronic transmission. Any such electronic signature shall have the same legal force and effect as a manual signature and shall be valid, binding and enforceable under the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act and any other applicable law.

7.2  Electronic Delivery.  The Investor consents to the delivery by the Company, by electronic mail or other electronic means, of the Offering Circular, any supplement or amendment thereto, notices of acceptance or rejection of this subscription, and any other document or communication relating to the Shares or the offering. The Investor may withdraw such consent, and may request paper copies of any such document, by written notice to the Company.

8. MISCELLANEOUS

8.1  Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision that would cause the application of the laws of any other jurisdiction.

8.2  Venue.  Each party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the resolution of any dispute arising out of or relating to this Agreement, the Shares or the offering, and irrevocably waives any objection to the laying of venue in such courts and any claim that any such proceeding has been brought in an inconvenient forum.

8.3  Federal Securities Laws Not Waived.  Notwithstanding Sections 8.1 and 8.2, nothing in this Agreement shall be deemed to constitute a waiver by the Investor of compliance by the Company with the federal securities laws or the rules and regulations promulgated thereunder, and Sections 8.1 and 8.2 shall not apply to any claim arising under the Securities Act or the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, as to which the federal and state courts of the United States shall have the jurisdiction provided by such statutes.

8.4  Entire Agreement.  This Agreement, together with the Offering Circular, constitutes the entire agreement between the Investor and the Company with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, negotiations and communications, whether written or oral, between the parties with respect thereto.

8.5  Amendment; Waiver.  This Agreement may not be amended, modified or supplemented except by a writing signed by the Company and the Investor. No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced, and no waiver shall constitute a waiver of any other provision or of the same provision on any other occasion.

8.6  Assignment.  This Agreement is not transferable or assignable by the Investor without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

8.7  Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such provision shall be modified to the minimum extent necessary to render it valid, legal and enforceable, and the remaining provisions of this Agreement shall continue in full force and effect.

8.8  Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, when sent by electronic mail to the address set forth in the Investor Information section (or, in the case of the Company, to the address set forth in the Offering Circular), or three (3) business days after being sent by first class mail, postage prepaid, to the applicable address.

8.9  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

8.10  Headings.  The headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision hereof.

INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the Investor has executed this Subscription Agreement as of the date set forth below, and hereby subscribes for the Shares on the terms set forth herein.

FOR INDIVIDUAL INVESTORS:

________________________________________
Signature of Investor

________________________________________
Print Name

________________________________________
Signature of Joint Investor (if any)

________________________________________
Print Name of Joint Investor

FOR ENTITY INVESTORS:

________________________________________
Name of Entity

By: _____________________________________
Name:
Title:

Date: ____________________, 20___

ACCEPTANCE BY THE COMPANY

The Company hereby accepts the foregoing subscription, in whole or in part as indicated below, on the terms set forth in this Subscription Agreement.

POWER ULTRA INC.

/s/ SIMON ZHAO
Name: Simon ZHAO
Title: Director, Chief Executive Officer and Chief Financial Officer